Exhibit 107

Calculation of Filing Fee Tables

Form S-4

(Form Type)

Toro CombineCo, Inc.

(Exact Name of Registrant Specified in its Charter)

	Security Type	Security Class Title(1)	Fee Calculation or Carry Forward Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee	Carry Forward Form Type	Carry Forward File Number	Carry Forward Initial Effective Time	Filing Fee Previously Paid In Connection with Unsold Securities to be Carried Forward

Newly Registered Securities

Fees to Be Paid	Equity	Common Stock, par value $0.001 per share	457(f)	30,436,295 shares(2)	N/A	$588,046,611.90(3)	0.00014760	$86,795.68

Fees Previously Paid	N/A

Carry Forward Securities

Carry Forward Securities	N/A

	Total Offering Amounts					$588,046,611.90(3)		$86,795.68

	Total Fees Previously Paid							$0.00

	Total Fee Offsets							$0.00

	Net Fee Due					$588,046,611.90(3)		$86,795.68

(1)

This registration statement relates to the registration of the maximum number of shares of common stock, par value $0.001 of the registrant (the “NewCo common stock”) estimated to be issuable by the registrant in connection with the Contribution, the Merger and the other transactions described in this registration statement (the “Registration Statement”). Terms used but not defined in this Calculation of Filing Fee Tables shall have the meaning ascribed to such term in the Registration Statement.

(2)

Represents the maximum number of shares of NewCo common stock estimated to be issuable upon consummation of the Contribution and the Merger. The number of shares of NewCo common stock being registered is equal to the sum of 30,436,295 shares of common stock of TechTarget, Inc. (“TechTarget”), par value $0.001 per share (“TechTarget common stock”), each of which shall convert into the right to receive one share of NewCo common stock upon the consummation of the Merger. The number of shares of TechTarget common stock set forth in the prior sentence is equal to the sum of (a) 28,549,634 shares of TechTarget common stock issued and outstanding as of May 30, 2024, plus (b) 1,886,661 shares of TechTarget common stock underlying TechTarget equity awards that may become exercisable or issuable prior to the consummation of the Merger. In accordance with Rule 416(a), this Registration Statement also covers an indeterminate number of additional shares of NewCo common stock as may be issuable as a result of stock splits, stock dividends or similar transactions.

(3)

Estimated solely for purposes of calculating the registration fee required by Section 6(b) of the Securities Act, and calculated pursuant to Rules 457(c), 457(f)(1) and 457(f)(3) under the Securities Act, based on (i) the market value of the estimated maximum number of shares of NewCo common stock shareholders of TechTarget are entitled to receive upon consummation of the Merger, which is equal to the product obtained by multiplying (a) the number set forth in clause (i) of the preceding footnote, by (b) $30.82, the average of the high and low sale prices of TechTarget common stock on Nasdaq on June 25, 2024, minus (ii) $350,000,000, which is the maximum aggregate amount of cash consideration to be paid by the registrant to holders of shares of TechTarget common stock upon consummation of the Merger.